Exhibit 99.1

Artemis Strategic Investment Corporation Announces the Separate Trading of its Class A Common Stock and Warrants Commencing November 22, 2021

Phoenix, AZ, / ACCESSWIRE / November 18, 2021 -- Artemis Strategic Investment Corporation (the “Company”) announced today that, commencing on or about November 22, 2021, holders of the Company’s units (the “Units”) may elect to separately trade the shares of Class A common stock (the “Common Stock”) and warrants (the “Warrants”) included in the Units. The shares of Common Stock and Warrants that are separated will trade on The Nasdaq Global Market (“Nasdaq”) under the symbols “ARTE” and “ARTEW,” respectively. Those Units not separated will continue to trade on Nasdaq under the symbol “ARTEU.” No fractional Warrants will be issued upon separation of the Units, and only whole Warrants will trade. Holders of the Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into shares of Common Stock and Warrants

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Artemis Strategic Investment Corporation

The Company is a newly organized blank check company, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company has not selected any potential business combination target, it is focused on identifying a business combination target within the within the gaming, hospitality, and entertainment industries, including transformational technology companies operating in these industries. Specific sectors that the Company will target span casino gaming, sports, sports betting and iGaming, distributed gaming, gaming technology and equipment, lodging, social and casual mobile games, restaurants, fitness and wellness, live entertainment and leisure. The Company plans on pursuing both consumer-facing operators as well as the business-to-business platforms that support them. While predominantly focused on the U.S., the Company’s search may expand to international markets.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of such filings are available on the SEC’s website, www.sec.gov. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Tom Granite

P: (602) 346-0329

Email: info@artemisspac.com

Source: Artemis Strategic Investment Corporation